Exhibit 2

PLEDGE AGREEMENT

This Pledge Agreement (this "Agreement") is effective as of the 21st day of July 2022 (the "Effective Date"), by and between E. ELAINE ERBEY ("Buyer"), and SALT POND HOLDINGS, LLC (“Seller").

R E C I T A L S :

WHEREAS, Buyer and Seller entered into a certain Purchase and Sale Agreement as of even date herewith (the "Purchase Agreement");

WHEREAS, at the closing of the transaction contemplated by the Purchase Agreement, Seller is to deliver the "Subject Property," as defined in the Purchase Agreement of even date herewith (the "Subject Property") to Buyer. Buyer is to deliver to Seller a certain Promissory Note of even date herewith (the "Note") in the face principal amount determined by the Purchase and Sale Agreement;

WHEREAS, the Purchase Agreement requires Buyer to pledge the Subject Property as collateral for the debt evidenced by the Note;

WHEREAS, Seller is unwilling to enter into the Note unless Buyer enters into this Agreement and agrees to pledge the Subject Property as collateral for the Note; and

WHEREAS, Buyer is willing to pledge the Collateral (as defined herein) to induce Seller to enter into the Note.

THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.          Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context of this Agreement otherwise clearly requires:

(a)          "Code" shall mean the Uniform Commercial Code as in effect in the state of Florida on the date hereof and as the same may subsequently be amended from time to time.

(b)           "Collateral" shall mean all of the Subject Property, together with all non-cash distributions made upon the Subject Property, all securities and other property received in addition to or in exchange for the Subject Property, and all other proceeds of any of the foregoing.

(c)           "Current Interest Period" shall mean the period commencing on the most recent of the date of the Note or any anniversary of the date of the Note and ending on the next following anniversary of the date of the Note.

(d)         "Event of Default" shall mean any of the following: (i) the failure of the Buyer to pay any principal of or interest on the Note when and as the same shall become due and payable, (ii) the Buyer being subject to a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, or (iii) the Buyer being unable or falling generally to pay its debts as they become due.

(e)          "Obligations" shall mean (i) the total outstanding principal on the Note at such time, together with (ii) an amount equal to the interest to be payable (to the extent not already paid) for any then Current Interest Period on the total outstanding principal on the Note at such time.

2.          Pledge. As security for the payment and/or performance by Buyer of the Obligations, Buyer does hereby assign, transfer, grant, sell, and pledge to Seller, all of Buyer's right, title, power, privilege, property and beneficial interest in and to the Collateral, and hereby creates in favor of Seller, a security interest under the Code in the Collateral.

3.          Other Acts. Buyer will faithfully preserve and protect Seller's security interest in the Collateral and will do all such other acts and things and will, within a reasonable time after a request by Seller, execute and deliver all such other documents and instruments, including without limitation, such pledges and assignments with respect to the Collateral consistent with the terms of this Agreement, as Seller reasonably may deem necessary or advisable from time to time in order to preserve, perfect and protect said security interest.

4.        Reservation of Rights. Buyer assumes full responsibility for taking any and all necessary steps to preserve its rights and the rights of Seller with respect to the Collateral. Seller shall be deemed to have exercised reasonable care in the custody and preservation of such of the Collateral as may be in its possession if Seller takes such action for that purpose as Buyer shall request in writing, provided that such requested action will not, in the reasonable judgment of Seller, impair Seller's security interest in the Collateral or its rights in, or the value of, the Collateral, and provided further that such written request is received by Seller in sufficient time to permit Seller to take the requested action.

5.          Voting and Distribution Rights. Notwithstanding the security interest in the Collateral granted to and created in favor of Seller by this Agreement, Buyer shall have the right, until Seller makes a demand for payment pursuant to Section 6 following an Event of Default, to exercise all voting rights with respect to the Collateral and to receive and retain all cash distributions paid with respect to the Collateral. Buyer agrees to deliver to and deposit with Seller in pledge, forthwith upon its receipt thereof at any time, to be held by Seller as Collateral under and subject to the terms of this Agreement, all non-cash distributions received by Buyer and paid upon the Collateral, all securities and other property received as a distribution on account of the Collateral, and all securities and other property received in exchange for the Collateral.

6.          Remedies. Upon the occurrence of an Event of Default, Seller shall have such rights and remedies with respect to the Collateral or any part thereof and the proceeds thereof as are provided by the Code and such other rights and remedies with respect thereto which it may have at law or in equity or under this Agreement, including without limitation, to the extent not inconsistent with the provisions of the Code, the right to sell all or any part of the Collateral in any recognized market or at public or private sale, after 15 days' prior written notice to Buyer, at such place or places and at such time or times and upon such terms, whether for cash or on credit, and in such manner as Seller may determine (provided that any such sale shall comply with the applicable provisions of Section 9-610 of the Code), and apply the proceeds so received, first to the payment of the reasonable costs and expenses incurred by Seller in connection with such sale, including without limitation reasonable attorneys' fees and legal expenses, second to the repayment of all amounts then due and unpaid on the Obligations, whether on account of principal, interest, fees, or reasonable expenses in such order as Seller in its sole discretion may elect, and then to pay the balance, if any, as required by law.

7.        Termination. Upon performance in full of the Obligations, this Agreement shall terminate and be of no further force and effect, and Seller shall thereupon promptly return to Buyer such of the Collateral and such other documents delivered by Buyer hereunder as may then be in Seller's possession. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

8.          Waiver. No failure or delay on the part of Seller in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of Seller hereunder, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies of Seller under this Agreement are cumulative and not exclusive of any rights or remedies which it may otherwise have.

9.          Notices. All consents, notices, or other communications required under this Agreement shall be in writing. Any notice, if mailed, shall be deemed given five (5) days after (i) being deposited in the United States mail, registered or certified mail, postage prepaid, (ii) sent via express package delivery, or (iii) sent via electronic mail, delivery and read receipt requested, addressed to the recipient at its addresses shown below (or any other address that it designates to the other party), by proper notice hereunder, as its address for the receipt of notices hereunder, and if (i) personally delivered via registered mail, certified mail, or express package delivery, shall be deemed given when delivered to the address shown below addressed to the recipient, or (ii) if sent via electronic mail addressed to the recipient at its address shown below, shall be deemed given upon confirmation by a delivery and/or read receipt from the electronic mail address shown below.

To Seller at:	Salt Pond Holdings, LLC
5020 Anchor Way, Suite 2, 2nd Floor
Christiansted, USVI 00820
Email: werbey@saltpondholdings.com

And to Buyer at:	P.O. Box AP-59223
PMB 3406, Nassau, The Bahamas
Email: erbeyee@gmail.com

10.        Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the state of Florida without reference to its choice of law or conflict of laws principles.

11.       Entire Agreement/Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the parties.

12.       Invalidity of Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

13.        Headings. The headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

14.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written

Seller:		Buyer:

SALT POND HOLDINGS, LLC, a US		E. ELAINE ERBEY
Virgin Islands limited liability company

By:	Erbey Holding Corporation, Inc., a	/s/ E. Elaine Erbey
Delaware corporation, shareholder		E. Elaine Erbey, individually

By:	/s/ William C. Erbey
William C. Erbey, President

By:	Christiansted Trust, shareholder

By:	/s/ John Richard Erbey
John Richard Erbey, Co-Trustee

By:	/s/ John R. Erbey, II
John R. Erbey, II, Co-Trustee